UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Today Vonage Holdings Corp. (“Vonage”) is filing Amendment No. 1 to its Registration Statement on Form S-3. The Registration Statement is a result of Vonage’s recent refinancing of its debt, which defers the maturity of its debt to 2013 and 2015 and thereby allows Vonage to focus on its core business operations. The Registration Statement covers resales of common stock by investors in the recent refinancing. In connection with filing the Registration Statement, Vonage is disclosing the recent events described below.

On November 4, 2008, Vonage received a letter from Alcatel-Lucent initiating an opportunity for Vonage to obtain a non-exclusive patent license to certain of its patents that may be relevant to Vonage’s business. Vonage is currently analyzing the applicability of such patents to its business. If Vonage determines that these patents are applicable to its business and valid, it may incur expense in licensing them. If Vonage determines that these patents are not applicable to its business or invalid, it may incur expense and damages if there is litigation. This could have a material adverse effect on Vonage.

In addition, on December 5, 2008, Centre One filed a lawsuit against Vonage and its subsidiary Vonage America Inc. in the United States District Court for the Eastern District of Texas alleging that some of Vonage’s products and services are covered by a patent held by Centre One (United States Patent No. 7,068,668) entitled “Method and Apparatus for Interfacing a Public Switched Telephone Network and an Internet Protocol Network for Multi-Media Communication”. The suit also named Verizon Communications Inc. and deltathree Inc. as defendants. Vonage believes Centre One is a firm owned by a sole inventor. Vonage is currently reviewing the validity of the Centre One patent and whether any of Vonage’s products and services are covered by it. Vonage cannot predict with any degree of certainty the outcome of the suit or determine the extent of any potential liability or damages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: December 18, 2008	By:	/s/ JOHN S. REGO
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer